SCHEDULE 14A INFORMATION
             PROXY STATEMENT PURSUANT TO SECTION 14(a)
              OF THE SECURITIES EXCHANGE ACT OF 1934



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           AEI REAL ESTATE FUND XV LIMITED PARTNERSHIP
         (Name of Registrant as Specified in its Charter)


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                     AEI REAL ESTATE FUND XV
                     1300 Wells Fargo Place
                       30 East 7th Street
                    St. Paul, Minnesota 55101


                        CONSENT STATEMENT
                  TO LIQUIDATE THE PARTNERSHIP


      THIS CONSENT STATEMENT IS BEING MAILED TO INVESTORS ON OR ABOUT MAY 30, 2006. TO BE COUNTED, A PROPERLY SIGNED CONSENT FORM MUST BE RECEIVED BY THE MANAGING GENERAL PARTNER AT 1300 WELLS FARGO PLACE, 30 EAST 7TH STREET, ST. PAUL, MINNESOTA 55101, ON OR BEFORE JUNE 29, 2006.

                          INTRODUCTION

      AEI Fund Management 86-A, Inc. (the "Managing General Partner") the managing general partner of AEI Real Estate Fund XV Limited Partnership (the "Partnership"), is soliciting the consent of limited partners ("Investors") to take action to complete the final disposition, liquidation and distribution of all of the Partnership's properties and assets within the next year (the "Liquidation Proposal").

THE MANAGING GENERAL PARTNER RECOMMENDS A VOTE "FOR" THE PROPOSED
LIQUIDATION PROPOSAL.


             REASONS FOR AND EFFECTS OF THE PROPOSAL

The Liquidation Proposal

       The proposal to commence the liquidation of the Partnership's properties within the next year is a requirement of the Partnership Agreement. Section 6.1 of the Partnership Agreement requires that the Managing General Partner obtain the prior consent of holders of a majority of the outstanding units prior to liquidation or sale of substantially all of the assets of the Partnership. The Managing General Partner believes that commencement of liquidation activities at this time is consistent with the original objectives of the Partnership.

      At March 31, 2006, the Partnership owned interests in two properties, as summarized below. These properties are leased to single tenants, neither of whom is affiliated with the Managing General Partner, through triple-net leases. The following information is as of March 31, 2006:

Property              Acquisition Cost     Annual Rental Payments

Children's World         $ 962,069               $ 138,348
Razzoo's                   714,689                  72,090

     In 1987, the Partnership acquired 100% of a Children's World daycare center in Franconia, Virginia. In February 2006, the Partnership entered into an agreement to sell the property to an unrelated third party. On May 5, 2006, the sale closed with the Partnership receiving net proceeds of approximately $1,825,000.

      In 2001, the Partnership acquired a 22% interest in a Razzoo's restaurant in Austin, Texas. In July 2003, the tenant of the property notified the Partnership that it was experiencing financial difficulty stemming from lower than expected sales and that it might not be able to pay future rents. In November 2004, the Partnership and the tenant entered into an agreement to amend the Lease to provide the tenant with options to purchase the property and terminate the Lease. Under the purchase option, which expires October 31, 2006, the tenant can elect to purchase the Partnership's interest in the property for $572,000. Under the termination option, the tenant can elect to terminate the Lease by providing no less than six months prior written notice and paying a termination payment equal to one year's rent. The lease cannot be terminated prior to October 31, 2006. As part of this agreement, the Partnership received a personal guarantee from the majority shareholder of the tenant for payment of the rent through October 31, 2006. In addition, the Partnership was reimbursed for certain expenses it incurred related to legal action it pursued in connection with this situation. During this time, the tenant continued to pay rent and complied with the lease obligations.

     On May 1, 2006, the tenant exercised its option to terminate the lease effective October 31, 2006. The tenant is required to pay the Partnership a termination payment of $72,811 prior to that date. The Partnership is actively marketing the property for sale and is in the process of listing it with a real estate broker in the Austin area.

       IN  THE  EVENT  THAT  INVESTORS  APPROVE  THE  LIQUIDATION
PROPOSAL, THE MANAGING GENERAL PARTNER WILL TAKE ACTION TO COMPLETE THE DISPOSITION OF THE PARTNERSHIP'S REMAINING PROPERTIES. Upon the disposition of these properties, the
Partnership intends to wind up its affairs, liquidate and distribute sales proceeds to the partners.

       UNIT OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

      The following table sets forth information about the number of Units owned by each person known by the Partnership who beneficially own 5% or more of the Units, by each General Partner, and by each officer or director of AEI Fund Management 86-A, Inc. as of March 31, 2006:

 Name and Address                Number of          Percent
of Beneficial Owner              Units Held         of Class

AEI Fund Management 86-A, Inc.        3                *
30 East 7th Street, Suite 1300
St. Paul, Minnesota 55101

Robert P. Johnson                     0                0%
30 East 7th Street, Suite 1300
St. Paul, Minnesota 55101

Patrick W. Keene                     25                *
30 East 7th Street, Suite 1300
St. Paul, Minnesota 55101

*Less than 1%

The persons set forth in the preceding table hold sole voting power and power of disposition with respect to all of the Units set forth opposite their names. To the best of the Managing General Partner's knowledge, there is no beneficial owner holding five percent or more of the Voting Units.

          VOTING UNITS AND VOTES REQUIRED FOR APPROVAL

      Voting by the Investors on the Proposals is based upon Partnership units ("Voting Units"). As of April 1, 2006, there were 7,256.0 Voting Units outstanding. Each Voting Unit is entitled to one vote. Fractions of Voting Units will be included in the total.

      To the best of the Managing General Partner's knowledge, there is no beneficial owner holding five percent or more of the Voting Units including the Managing General Partner.

      Pursuant to the Partnership Agreement, in order for the Liquidation Proposal to be approved, a majority of the Voting
Units must be voted in favor of the proposal. Because an abstention would not be counted as a vote for the proposal, it would have the effect of a vote against the proposal. The Managing General Partner recommends a vote For the proposal and intends to vote 3.0 Units controlled by it in favor of the proposal. Patrick W. Keene, Chief Financial Officer of the Managing General Partner, intends to vote 25.0 Units controlled by him in favor of the proposal.


                      PROCEDURES FOR VOTING

      Accompanying this Consent Statement is a Consent Form for each Investor with respect to his/her unit ownership in the Partnership. By checking the appropriate box, each Investor can indicate whether he/she votes FOR or AGAINST or ABSTAINS as to the Proposal. IF ANY INVESTOR RETURNS A CONSENT FORM DULY SIGNED WITHOUT CHECKING ANY BOX, HE/SHE WILL BE DEEMED TO HAVE VOTED FOR THE LIQUIDATION PROPOSAL.

      An investor who votes against, or abstains, does not have appraisal or similar rights under Minnesota law.

     The Managing General Partner has fixed the close of business on April 1, 2006 as the record date for the determination of the Investors entitled to vote on the Proposals; the close of business on June 29, 2006 as the date by which Consent Forms must be received by the Managing General Partner in order to be counted; and June 30, 2006 as the date on which the consents are to be counted. An Investor may revoke his/her/its consent at any time prior to June 30, 2006, provided written revocation is received by the Managing General Partner prior to that date.

      The cost of solicitation of consents of the Investors will be borne by the Partnership. The solicitations will be made by the mails. This Consent Statement was first mailed to Investors on or about May 30, 2006. Staff of the Managing General Partner will be available by telephone to answer any questions concerning this Consent.

                              BY ORDER OF THE BOARD OF DIRECTORS
                              OF AEI FUND MANAGEMENT 86-A, INC.




                              Robert P. Johnson, President



     IMPORTANT                                       IMPORTANT

           AEI REAL ESTATE FUND XV LIMITED PARTNERSHIP

                   CONSENT OF LIMITED PARTNERS
             THIS CONSENT IS SOLICITED BY THE BOARD
         OF DIRECTORS OF AEI FUND MANAGEMENT 86-A, INC.,
                  THE MANAGING GENERAL PARTNER

      The undersigned, a Limited Partner of AEI Real Estate Fund XV (the "Partnership"), hereby consents (unless otherwise directed below) to the proposal identified below to take action to complete the final disposition, liquidation and distribution of all of the Partnership's properties and assets within the next year (the "Liquidation Proposal"), as more fully described in the accompanying Consent Statement (the "Proposal"). By voting for the Proposal, the undersigned hereby appoints AEI Fund Management 86-A, Inc. as his/her/its attorney-in-fact with power to sign and acknowledge on its behalf any instrument that may be necessary to evidence any termination of the Partnership's Certificate of Limited Partnership.

     Please date and sign this Consent below and return it in the enclosed, postage paid envelope. To be counted, this Consent must be received not later than the close of business on June 29, 2006.

     ADOPTION OF THE LIQUIDATION PROPOSAL

    [ ] FOR     [ ] AGAINST       [ ] ABSTAIN

      The Partnership Units held by the signing Limited Partner will be voted as directed. They will be voted "FOR" the Liquidation Proposal if no box is checked.

      Please sign exactly as your name appears below. When Partnership Units are held by joint tenants, both owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS CONSENT.

Dated:       , 2006



Signature                         (if held jointly)